EXHIBIT 99.1

VELATEL TO SELL EQUITY OR ASSETS OF ITS PERU SUBSIDIARY

Disposition of VelaTel Peru will Enable VelaTel to Focus on its

More Lucrative Asia and Europe Operations

SAN DIEGO, March 25, 2013 (GLOBE NEWSWIRE) – VelaTel Global Communications (OTCQB:VELA), a leader in deploying and operating wireless broadband and telecommunication networks worldwide, announced today that it has engaged a business broker to explore the options to sell its Peru subsidiary, VelaTel Peru, S.A., either as an equity sale or a sale of its component assets.

VelaTel acquired VelaTel Peru (then known as Perusat, S.A.) in 2009. VelaTel Peru historically offered fixed telephony services including interconnections, national and international long distance, and voice over internet protocol (VoIP) solutions. Also in 2009, VelaTel Peru was awarded radio frequency licenses to use 2.5 GHz spectrum to offer wireless broadband access services in eight of Peru’s largest cities (excluding the capital city of Lima and its suburbs). In 2010, VelaTel launched a network in the Peru market under the brand name GO MOVIL.

Throughout its ownership of VelaTel Peru, VelaTel has explored numerous options to obtain spectrum in Lima. VelaTel has now determined that the scarcity and cost of Lima spectrum, the time required to recoup its existing infrastructure investment, the growing need to upgrade to LTE to remain competitive, and the cash required to sustain operations in Peru until VelaTel Peru becomes cash flow positive, all combine to dictate that a near term sale of the subsidiary is the best course of action for VelaTel and its shareholders.

VelaTel’s CEO George Alvarez explained the reasons for the decision: “The rate of subscriber growth in Peru does not project to keep pace with our other divisions in Asia and Europe. We need to invest our resources where we will achieve the greatest rate of return. Although the competitive landscape in Peru has changed since we acquired VelaTel Peru in 2009, we have added value and the assets have appreciated. We plan to sell the assets in order to pay down debt without dilution to shareholders that would ultimately result from continuing to fund negative cash flow in Peru.”

About VelaTel Global Communications, Inc.

VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers. VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers. VelaTel currently has project operations in Hong Kong, People’s Republic of China, Croatia, Montenegro and Peru. Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe. VelaTel’s administrative headquarters are in Carlsbad, California. For more information, please visit www.velatel.com.

Safe Harbor

This press release may contain forward-looking statements involving known and unknown risks, uncertainties and other factors that could cause VelaTel's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. Readers are urged to consider statements that contain terms such as "may," "will," "should," "believe," "expect," “project,” "intend," "anticipate," "plan," or "estimate" to be forward-looking. VelaTel does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise. You should independently investigate and fully understand all risks before making an investment decision.

Contacts:

VelaTel Global Communications, Inc.

Tim Matula

Investor Relations

(Toll Free) 1-877-260-9170

investors@velatel.com